Exhibit 99.1

CDM Compression Business

Combined Financial Statements

With Report of Independent Certified Public Accountants Thereon

Report of independent certified public accountants

Board of Directors

Energy Transfer Partners, L.L.C.

We have audited the accompanying combined financial statements of CDM Compression Business (as defined in Note 1), which comprise the combined balance sheets as of December 31, 2017 and 2016, and the related combined statements of operations, member’s equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CDM Compression Business as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas
February 28, 2018

CDM Compression Business

Combined balance sheets

(in thousands)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$4,013	$14,181
Trade accounts receivable, net of allowance of $780 and $4,878	32,696	40,076
Related party receivables	45	219
Materials and supplies, net of allowance of $1,114 and $899	33,221	32,523
Other current assets	4,209	640
Total current assets	74,184	87,639
Property, plant and equipment	1,882,795	1,735,247
Less accumulated depreciation	(689,874)	(557,847)
	1,192,921	1,177,400
Other non-current assets	205	214
Intangible assets, net of accumulated amortization of $130,944 and $110,424	198,215	218,735
Goodwill	253,428	476,428
Total assets	$1,718,953	$1,960,416
LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Trade accounts payable	$1,383	$829
Related party payables	1,977	—
Deferred revenue	2,220	1,835
Other current liabilities	41,513	22,551
Total current liabilities	47,093	25,215
Deferred taxes	3,791	1,990
Other non-current liabilities	3,199	3,988
Commitments and contingencies
Member’s equity	1,664,870	1,929,223
Total liabilities and member’s equity	$1,718,953	$1,960,416

See accompanying notes to combined financial statements.

CDM Compression Business

Combined statements of operations

(in thousands)

	Historical
	Year ended December 31,
	2017	2016	2015
Revenues:
Contract compression and treating revenues	$248,890	$238,687	$281,589
Installation services revenues	10,541	8,377	27,686
Related party revenues	17,240	16,873	15,200
Total revenues	276,671	263,937	324,475
Operating costs and expenses:
Costs of revenues for compression and treating services	23,605	21,842	25,530
Cost of revenues for installation services	7,477	5,426	23,828
Operation and maintenance	94,122	85,630	89,943
Goodwill impairment	223,000	—	—
General and administrative	24,944	22,739	33,961
(Gain) Loss on asset sales, net	(367)	120	(603)
Depreciation and amortization	166,558	155,134	148,930
Total operating costs and expenses	539,339	290,891	321,589
Operating (loss) income	(262,668)	(26,954)	2,886
Other expense, net	(223)	(153)	(140)
(Loss) income before income tax expense (benefit)	(262,891)	(27,107)	2,746
Income tax expense (benefit)	1,843	(163)	(1,445)
Net (loss) income	$(264,734)	$(26,944)	$4,191

See accompanying notes to combined financial statements.

CDM Compression Business

Combined statements of member’s equity

(in thousands)

Member’s equity
Balance at December 31, 2014	$1,930,817
Net income	4,191
Contributions from member, net	107,988
Balance at December 31, 2015	2,042,996
Net loss	(26,944)
Distributions to member, net	(86,829)
Balance at December 31, 2016	1,929,223
Net loss	(264,734)
Contributions from member, net	381
Balance at December 31, 2017	$1,664,870

See accompanying notes to combined financial statements.

CDM Compression Business

Combined cash flow statements

(in thousands)

	Year ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES:
Net (loss) income	$(264,734)	$(26,944)	$4,191
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	166,558	155,134	148,930
Bad debt (reversal) expense	(1,777)	(593)	4,841
(Gain) loss on asset sales, net	(367)	120	(603)
Deferred income taxes	1,801	(155)	(1,461)
Goodwill impairment	223,000	—	—
Non-cash unit based compensation expense	4,048	3,539	3,972
Changes in operating assets and liabilities:
Trade accounts receivable and related party receivables	9,331	25,578	14,595
Other current assets and materials and supplies	(4,266)	(682)	(4,093)
Trade accounts payable and related party payables	2,531	(2,291)	(60,667)
Other current liabilities and deferred revenues	613	(23,299)	50,003
Other non-current assets and liabilities, net	(782)	(344)	4,616
Net cash flows provided by operating activities	135,956	130,063	164,324
INVESTING ACTIVITIES:
Capital expenditures	(157,292)	(61,575)	(267,147)
Proceeds from asset sales	14,834	24,808	17,342
Net cash flows used in investing activities	(142,458)	(36,767)	(249,805)
FINANCING ACTIVITIES:
Drafts payable	—	—	(509)
(Distributions to) contributions from member, net	(3,666)	(90,367)	97,242
Net cash flows (used in) provided by financing activities	(3,666)	(90,367)	96,733
(Decrease) increase in cash and cash equivalents	(10,168)	2,929	11,252
Cash and cash equivalents, beginning of period	14,181	11,252	—
Cash and cash equivalents, end of period	$4,013	$14,181	$11,252
Supplemental cash flow information:
Non-cash capital expenditures	$27,759	$9,024	$11,715
Non-cash contributions from member	$4,047	$3,538	$10,746

See accompanying notes to combined financial statements.

CDM Compression Business

Notes to combined financial statements

(Tabular dollar amounts are in thousands)

1.                                      Organization and basis of presentation

Organization.  These combined financial statements and related notes represent the natural gas contract compression and treating operations of CDM Resource Management LLC, a Delaware limited liability company formed in 2007 as a wholly-owned subsidiary of Regency Energy Partners LP (“Regency”), and CDM Environmental & Technical Services LLC, a Delaware limited liability company formed in 2016 as a wholly-owned subsidiary of ETC Compression, LLC (“ETC Compression”). Both Regency and ETC Compression are wholly-owned subsidiaries of Energy Transfer Partners L.P. (“ETP”). CDM Resource Management LLC and CDM Environmental & Technical Services LLC are referred to collectively herein as the “CDM Compression Business” or the “Company”.

The Company owns and operates a fleet of compressors used to provide turn-key natural gas compression services for customer specific systems. The Company also owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, and dehydration.

The Company’s services can be divided into contract compression services and treating services. The natural gas contract compression services include designing, sourcing, owning, installing, operating, servicing, repairing and maintaining compressors and related equipment for which the Company guarantees its customers 98% mechanical availability for land installations and 96% mechanical availability for over-water installations. The Company focuses on meeting the complex requirements of field-wide compression applications, as opposed to targeting the compression needs of individual wells within a field. These field-wide applications include compression for natural gas gathering and natural gas processing. The Company believes that it improves the stability of cash flows by focusing on field-wide compression applications because such applications generally involve long-term installations of multiple large horsepower compression units. The Company has operations located in Texas, Oklahoma, Louisiana, Arkansas, Pennsylvania, New Mexico, Colorado, Ohio, and West Virginia. The treating business owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management to natural gas producers and midstream pipeline companies and operations are primarily located in Texas, Louisiana and Arkansas.

Basis of presentation.  The accompanying audited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Certain expenses incurred by ETP are only indirectly attributable to the Company. As a result, certain assumptions and estimates are made in order to allocate a reasonable share of such expenses to the Company, so that the accompanying financial statements reflect substantially all costs of doing business. The allocations and related estimates and assumptions are described more fully in Note 3.

ETP allocated various corporate overhead expenses to the Company based on a percentage of assets, net income, or adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). These allocations are not necessarily indicative of the cost that the Company would have incurred had it operated as an independent stand-alone entity. The Company has also relied upon ETP and its affiliates as a participant in ETP’s credit facility. As a result, the historical financial statements may not fully reflect or be necessarily indicative of what the Company’s financial position, results of operations and cash flows would have been or will be in the future.

A material amount of the Company’s revenues are derived from related party transactions, as described more fully in Note 3. While these related party transactions are conducted in the ordinary course of business, the economics and profitability of these transactions may not be indicative of amounts that would normally be received had these transactions been executed with non-affiliated entities.

2.                                      Summary of significant accounting policies

Use of estimates.  These financial statements have been prepared in conformity with GAAP, which includes the use of estimates and assumptions by management that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Although these estimates are based on management’s available knowledge of current and expected future events, actual results could be different from those estimates.

Cash and cash equivalents.  Cash and cash equivalents include temporary cash investments with original maturities of three months or less. The Company participates in a centralized cash management function which ETP manages. Balances payable to or due from ETP generated under this arrangement are reflected as equity on the books and records of the Company. As of December 31, 2017 and 2016, the Company held cash in amounts greater than federally insured limits.

Materials and supplies.  Materials and supplies are mainly comprised of spare parts including compressor and engine parts, and lube oil, and are valued at the lower of average cost or market.

Property, plant and equipment.  Property, plant and equipment is recorded at the actual cost of construction. Gains or losses on sales or retirements of assets are included in operating income unless the disposition is treated as discontinued operations. The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets are capitalized.

Property, plant and equipment consist of the following:

	December 31,
	2017	2016
Compression equipment (6 - 30 years)	$1,606,065	$1,511,974
Treaters and buildings (5 - 20 years)	148,738	135,316
Other (3 - 20 years)	69,753	56,625
Construction in process	58,239	31,332
Property, plant and equipment	1,882,795	1,735,247
Less accumulated depreciation	(689,874)	(557,847)
Property, plant and equipment, net	$1,192,921	$1,177,400

Depreciation expense related to property, plant and equipment was $146.0 million, $134.6 million, and $128.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Intangible assets.  As of December 31, 2017, intangible assets consisted of trade names and customer relations, and are amortized on a straight line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The estimated useful lives range from 8 to 30 years.

The Company assesses long-lived assets, including property, plant and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparing the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets. The Company did not record any impairment in 2017, 2016 or 2015.

Goodwill.  Goodwill is not amortized, but is tested for impairment annually during the fourth quarter, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. The entire Company has been determined to be a single reporting unit. The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether further impairment testing is necessary. Impairment is indicated when the carrying amount of a reporting unit exceeds its fair value. At the time it is determined that an impairment has occurred, the carrying value of the goodwill is written down to its fair value.

In order to determine fair value, management makes certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which the assets are located, the availability and prices of natural gas, management’s ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, dependence on certain significant customers and producers of natural gas, and competition from other companies. While management believes it has made reasonable assumptions to calculate the fair value, if future results are not consistent with estimates, we could be exposed to future impairment losses that could be material to the Company’s results of operations.

For 2015 and 2016, the Company did not record any goodwill impairment based on the qualitative assessment utilized in the annual goodwill impairment test.

For 2017, the Company performed a quantitative assessment for its annual goodwill impairment test and determined its fair value using a weighted combination of the discounted cash flow method and the guideline company method. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Company believes the estimates and assumptions used in the impairment assessment are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Company determined fair value based on estimated future cash flows including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflects the overall level of inherent risk of the Company. Cash flow projections are derived from one year budgeted amounts and five year operating forecasts plus an estimate of later period cash flows, all of which are developed by management. Subsequent period cash flows are developed using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Company determined its estimated fair value by applying valuation multiples of comparable publicly-traded companies to the projected EBITDA of the Company and then averaging that estimate with similar historical calculations using a three year average. In addition, the Company estimated a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business. Additionally, the Company has considered the presence and probability of subsequent events on market transactions in estimating the fair value of the Company.

One key assumption for the measurement of goodwill impairment is management’s estimate of future cash flows and EBITDA. These estimates are based on the annual budget for the upcoming year and forecasted amounts for multiple subsequent years. The annual budget process is typically completed near the annual goodwill impairment testing date, and management uses the most recent information for the annual impairment tests. The forecast is also subjected to a comprehensive update annually in conjunction with the annual budget process and is revised periodically to reflect new information and/or revised expectations.

Based on the completion of the annual goodwill impairment testing as described above, the Company recorded a $223.0 million impairment for the year ended December 31, 2017.

Subsequent to the $223.0 million impairment in 2017, the Company’s goodwill balance is $253.4 million. Upon the announcement in January 2018 of the contribution transaction discussed in Note 9, management considered whether the fair value implied by the contribution transaction potentially indicated a further impairment of the Company’s goodwill; management concluded that no further impairment was indicated. However, the Company’s remaining goodwill balance could be subject to further impairment as a result of one or more events in future periods, including (i) changes in any of the assumptions discussed above, (ii) changes in the contribution transaction prior to closing, or (iii) changes within the combined entity subsequent to the closing of the contribution transaction.

Revenue recognition.  The Company earns revenue from contract compression and treating services. An allowance for doubtful accounts is determined based on historical write-off experience and specific identification of unrecoverable amounts.

Revenues from natural gas contract compression and treating services are recognized under either a fixed fee contract or a throughput contract. Services under fixed fee contracts are billed and revenue is recorded monthly as the services are provided. Services under throughput contracts are billed based upon a rate per thousand cubic feet (“Mcf”) applied to the volume of natural gas compressed as determined by gas flow meter readings.

Installation services revenue and expense consist of certain expenses incurred by the Company while contracting with third-party vendors during the installation of a compression unit, and the Company subsequently bills the customers for the cost of the installation as costs are incurred and recognizes revenue on a percentage of completion basis. Accordingly, the amount of these expenses are reflected both as a revenue and as an expense in the Company’s statements of operations in accordance with FASB Accounting Standards Codification (“FASB ASC”) 605, “ Revenue Recognition .” The excess of amounts billed over revenue recognized is recorded as deferred revenue.

Income taxes.  The Company is generally not subject to income taxes, except as discussed below. The Company is subject to the gross margins tax enacted by the state of Texas. The Company follows the guidance for uncertainties in income taxes where a liability for an unrecognized tax benefit is recorded for a tax position that does not meet the “more likely than not” criteria. The Company has not recorded any uncertain tax positions meeting the more likely than not criteria as of December 31, 2017, 2016 and 2015. The Company recognized current state income tax expense of $42.1 thousand and $15.4 thousand for the years ended December 31, 2017 and 2015 and current state income tax benefit of $7.4 thousand for the year ended December 31, 2016. The Company recognized deferred state income tax benefit $155.2 thousand and $1.5 million for the years ended December 31, 2016 and 2015, respectively, and a deferred state income tax expense of $1.8 million for the year ended December 31, 2017.

Equity based compensation.  The Company accounts for equity-based compensation by recognizing the grant-date fair value of awards into expense as they are earned, using an estimated forfeiture rate. The forfeiture rate assumption is reviewed annually to determine whether any adjustments to expense are required. Equity-based compensation reflected in these combined financial statements reflects the fair value of unit awards granted by ETP to management of the CDM Compression Business, as described in Note 8.

Fair value measures.  The Company measures the fair value of financial assets and liabilities, as well as non-financial assets and liabilities using a three-tiered fair value hierarchy. This hierarchy prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

•             Level 1—unadjusted quoted prices for identical assets or liabilities in active markets;

•             Level 2—inputs that are observable in the marketplace other than those classified as Level 1; and

•             Level 3—inputs that are unobservable in the marketplace and significant to the valuation.

The Company attempts to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

As of December 31, 2017 and 2016, the Company did not have financial instruments whose fair value was determined using available market information and valuation methodologies. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities.

Recent accounting pronouncements.

ASU 2017-04

In January 2017, the FASB issued ASU No. 2017-04 “Intangibles-Goodwill and other (Topic 350), Simplifying the test for goodwill impairment . (“ASU 2017-04”). The amendments in this update remove the second step of the two-step test currently required by Topic 350. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Company expects that adoption of this standard will change the approach for testing goodwill for impairment; however, this standard requires prospective application and therefore will only impact periods subsequent to adoption. The Company adopted this ASU for its annual goodwill impairment test in the fourth quarter of 2017.

ASU 2014-09

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09,  Revenue from Contracts with Customers (Topic 606)  (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company expects to adopt ASU 2014-09 in the first quarter of 2018 and will apply the cumulative catchup transition method, which requires recognition, upon the date of initial application, of the cumulative effect of the retrospective application of the standard.

The Company is continuing the process of evaluating its revenue contracts to determine the potential impact of adopting the new standard. At this point in the evaluation process, the Company has determined that the timing and/or amount of revenue that it recognizes on certain contracts may be impacted by the adoption of the new standard; however, the Company does not believe any impact would be material to the combined financial statements.

The Company continues to assess the impact of the disclosure requirements under the new standard and is evaluating the manner in which it will disaggregate revenue into categories that show how economic factors affect the nature, timing and uncertainty of revenue and cash flows generated from contracts with customers. In addition, the Company is in the process of implementing appropriate changes to its business processes, systems and controls to support recognition and disclosure under the new standard. The Company continues to monitor additional authoritative or interpretive guidance related to the new standard as it becomes available, as well as comparing its conclusions on specific interpretative issues to other peers in its industry, to the extent that such information is available to the Company.

ASU 2016-02

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which establishes the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that adopting this new standard will have on the combined financial statements and related disclosures.

3.                            Related party transactions

In the ordinary course of business, the Company conducts business with various affiliated entities of ETP including Regency Intrastate Gas, LP (“RIGS”), Edwards Lime Gathering LLC (“ELG”), SEC Energy Products & Services, L.P. (“SEC”) and certain wholly-owned subsidiaries of ETP. As of December 31, 2017 and 2016, details of the Company’s related party receivables and payables were as follows:

	December 31,
	2017	2016
Related party receivables:
RIGS	$15	$219
ELG	30	—
Total related party receivables	$45	$219
Related party payables:
SEC	$1,977	$—
Total related party payables	$1,977	$—

Accounts receivable and payable that relate to revenues and expenses between the Company and ETP have been reclassified to member’s equity as there is no expectation that these amounts will be settled in cash.

Cost allocation.  Expenses of employees whose work directly impacts the assets of the Company are charged directly to the Company and recorded as part of operation and maintenance and general and administrative expenses, as applicable. In addition, ETP has allocated certain overhead costs associated with general and administrative services, including salaries and benefits, facilities, insurance, information services, human resources and other support departments to the Company. Where costs incurred on the Company’s behalf cannot be determined by specific identification, the costs are primarily allocated to the Company based on an average percentage of fixed assets, net income and adjusted EBITDA. The Company believes these allocations are a reasonable reflection of the utilization of services provided. However, the allocations may not fully reflect the expenses that would have been incurred had the Company been a stand-alone company during the periods presented. During the years ended December 31, 2017, 2016, and 2015, ETP allocated general and administrative expenses of $3.6 million, $4.7 million, and $5.1 million, respectively, to the Company.

4.                            Concentration risk

The following table provides information about the extent of reliance on major customers and suppliers. No external customer amounted to 10% or more of revenue transactions for the years ended December 31, 2017, 2016, or 2015. Total cost of sales from transactions with an external supplier amounting to 10% or more of cost of sales are disclosed below:

	Year ended December 31,
	2017	2016	2015
Supplier:
Supplier A	$—	$—	$8,215
Supplier B	$3,678	$—	$—

5.                            Intangible assets

Activity related to intangible assets, net consisted of the following:

	Customer relations	Trade names	Total
Balance, December 31, 2015	$192,040	$47,214	$239,254
Amortization expense	(17,244)	(3,275)	(20,519)
Balance, December 31, 2016	174,796	43,939	218,735
Amortization expense	(17,245)	(3,275)	(20,520)
Balance, December 31, 2017	$157,551	$40,664	$198,215

The average remaining amortization periods for customer relations and trade names are 9 and 12 years, respectively. The expected amortization of the intangible assets for each of the five succeeding years is $20.5 million.

6.                            Commitments and contingencies

Environmental.  The Company’s operations are subject to federal, state and local laws and rules and regulations regarding water quality, hazardous and solid waste management, air quality control and other environmental matters. These laws, rules and regulations require the Company to conduct its operations in a specified manner and to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with applicable environmental laws, rules and regulations may expose the Company to significant fines, penalties and/or interruptions in operations. The Company’s environmental policies and procedures are designed to achieve compliance with such applicable laws and regulations. These evolving laws and regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations may result in significant expenditures and liabilities in the future.

Leases.  The Company maintains both capital leases, primarily related to office space, and operating leases primarily related to certain equipment leased by the Company. For the capital leases, the Company held $7.6 million and $7.6 million, in property, plant and equipment as of December 31, 2017 and 2016, respectively, representing the present value of the future minimum lease payments to be made during the term of the lease determined at the inception of the lease. The Company recorded $1.2 million and $1.0 million as of December 31, 2017 and 2016, respectively, as the current portion of the lease obligation, which is included in other current liabilities, and $3.2 million and $4.0 million as of December 31, 2017 and 2016, respectively, as the long-term portion of the lease obligation, included in other non-current liabilities on the balance sheet.

The following table is a schedule of future minimum lease payments for office space and certain equipment leased by the Company that had initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2017:

Years ending December 31:
2018	$3,438
2019	2,235
2020	963
2021	559
2022	566
Thereafter	1,008
Total minimum lease payments	$8,769

Total rent expense for operating leases, including those leases with terms of less than one year, was $3.6 million, $4.0 million and $3.8 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Sales tax audit.  The Company has historically claimed the manufacturing exemption from sales tax in Texas, as is common in the industry. The exemption is based on the fact that the Company’s natural gas compression equipment is used in the process of treating natural gas for ultimate use and sale. In a recent audit by the Texas Comptroller’s office, the Comptroller has challenged the applicability of the manufacturing exemption to the Company. The period being audited is from August 2006 to August 2007, and liability for that period is potentially covered by an indemnity obligation from the Company’s prior owners. The Company may also have liability for periods since 2008, and prospectively, if the Comptroller’s challenge is ultimately successful. An audit of the 2008 period has commenced. In April 2013, an independent audit review agreed with the Comptroller’s position. While the Company continues to disagree with this position and intends to seek redetermination and other relief, the Company is unable to predict the final outcome of this matter.

In addition to the matters discussed above, the Company is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, none of which are believed to be potentially material to the Company at this time.

7.                                      Benefits

ETP provides medical, dental, and other healthcare benefits to employees. The total amount incurred by ETP for the benefit of employees of the Company for the years ended December 31, 2017, 2016, and 2015, was $7.4 million, $5.8 million and $4.9 million, respectively, which was allocated to the Company and recorded in operation and maintenance and general and administrative expenses, as appropriate. ETP also provides a matching contribution to its employees’ 401(k) accounts. The total amount of matching contributions incurred for the benefit of employees of the Company for the years ended December 31, 2017, 2016, and 2015 was $3.0 million, $2.7 million and $2.7 million, respectively, which was allocated to the Company and recorded in operation and maintenance and general and administrative expenses as appropriate. ETP also provides a 3% profit sharing contribution to employee 401(k) accounts for all employees with base compensation below a specified threshold. The contribution is in addition to the 401(k) matching contribution and employees become vested in the profit sharing contribution based on years of service.

8.                                      Equity-based compensation

ETP has long-term incentive plans for its employees, officers and directors, which provide for various types of awards, including options to purchase ETP common units, restricted units, phantom units, distribution equivalent rights (“DERs”), ETP common unit appreciation rights, and other unit-based awards. ETP has granted restricted unit awards to employees that vest over a specified time period, typically a five-year service vesting requirement, with vesting based on continued employment as of each applicable vesting date. Upon vesting, ETP common units are issued. These unit awards entitle the recipients of the unit awards to receive, with respect to each ETP common unit subject to such award that has not either vested or been forfeited, a cash payment equal to each cash distribution per ETP common unit made by ETP on its common units promptly following each such distribution by ETP to its unitholders. All unit based compensation awards are treated as equity within these financial statements.

Employees of the Company have been granted awards under these long-term incentive plans, and therefore the Company has recognized unit-based compensation expense of $4.0 million, $3.5 million, and $4.0 million, recorded in general and administrative expense in the statements of operations of the Company for the years ended December 31, 2017, 2016, and 2015, respectively.

The unit and per-unit amounts disclosed in the remainder of this note reflect amounts related to ETP. These amounts have been retrospectively adjusted to reflect a 1.5 to one unit-for-unit exchange related to the merger of Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. in April 2017.

The restricted units granted are valued at the market price as of the date issued. The weighted average fair value of the units granted during the years ended December 31, 2017, 2016, and 2015 was $18.75, $24.25 and $28.48, respectively. These awards are service condition (time-based) grants that generally vest 60% at the end of the third year of service and 40% at the end of the fifth year of service. ETP recognizes compensation expense on a straight‑line basis over the requisite service period for the restricted unit grants. Distributions on the restricted units will be paid concurrent with ETP’s distribution for its common units.

	Number of phantom units	Weighted average fair value
Outstanding, December 31, 2016	429,535	$29.34
Granted	2,500	$18.75
Vested	(95,499)	$36.94
Forfeited	(11,614)	$27.41
Outstanding, December 31, 2017	324,922	$27.10

The Company expects to recognize $4.5 million of unit-based compensation expense related to non-vested phantom units over a period of 1.2 years.

9.                                      Subsequent events

USA compression transactions.  In January 2018, USA Compression Partners, LP (“USAC”), ETP and Energy Transfer Equity, L.P. (“ETE”) announced they have entered into an agreement, providing for the contribution of the Company to USAC for $1.225 billion in cash, approximately 19.2 million USAC common units, and approximately 6.4 million USAC Class B units.

In addition to this contribution, USA Compression Holdings, LLC and ETE announced that they have entered into a purchase agreement whereby ETE will acquire the ownership interests in USAC’s general partner and approximately 12.5 million USAC common units for $250 million in cash.

These transactions are expected to close in the first half of 2018, subject to certain closing conditions.

For the outstanding restricted unit awards granted to the Company’s employees, the vesting of the award is not automatically accelerated upon the closing of the contribution transaction with USAC. The contribution agreement provides for replacement awards to be issued by USAC for certain of the outstanding awards, and such replacement awards may impact the amount of compensation expense to be recognized by the Company in future periods. For any other awards, any modifications to the vesting terms of those awards, prior to or upon closing, would be accounted for an award modification; accordingly, additional compensation expense may be recognized prior to or upon closing.

Subsequent events have been evaluated through February 28, 2018, the date the financial statements were available to be issued.